EXHIBIT 10.8

Strategic Joint Venture Agreement

【E-World USA Holding, Inc.】
&
【Hong Kong Baoying Investment Holdings Limited】

Party A: E-WORLD USA HOLDING, INC. (“E-World”)

Representative: Dinghua Wang

Address: 9550 Flair Dr #308. El Monte, CA91731, USA
Tel: 001-626-448-3737 Fax: 001-626-448-2163

Party B: HONG KONG BAOYING INVESTMENT HOLDINGS LIMITED (Baoying)

Representative: Qi Long Chen

Address: Suite 3711-12, Office Tower Langham Place,8 Argyle Street
Mongkok, Kowloon, Hong Kong
Tel:(852) 2117-0478 Fax: (852)2117-9609

After numerous discussions, both parties have agreed upon the following strategic joint venture agreement to obtain best benefit for both parties:

1)	Hong Kong Baoying Investment Holdings Limited and E-World USA Holding, Inc. cooperative operations based on investments, securities, and joint ventures.

2)
E-World: Small molecule nutritional supplements through e-commerce and direct marketing, soft gel production plant, waste recycling technology. As well as the products of Baoying entering United States’ e-commerce market’s cooperative operations.

Details of the cooperative operations are secretive information of the companies.

/s/ Dinghua Wang
Party A representative: Dinghua Wang

/s/ Qi Long Chen
Party B representative: Qi Long Chen

Stock Options

Strategic Joint Venture Agreement
Detailed Agreement

【E-World USA Holding, Inc.】
&
【Hong Kong Baoying Investment Holdings Limited】

Party A: E-WORLD USA HOLDING, INC. (“E-World”)

Representative: Dinghua Wang

Address: 9550 Flair Dr #308. El Monte, CA91731, USA
Tel: 001-626-448-3737 Fax: 001-626-448-2163

Party B: HONG KONG BAOYING INVESTMENT HOLDINGS LIMITED (Baoying)

Representative: Qi Long Chen

Address: Suite 3711-12, Office Tower Langham Place,8 Argyle Street
Mongkok, Kowloon, Hong Kong
Tel:(852) 2117-0478 Fax: (852)2117-9609

Both parties agreed upon the following agreements based on self willingness, fair, mutual benefit and trust. The purchase, ownership, and exercise of Party A’s options are as follows:

1)
Party A has completed its initial audit and filed S-1 with U.S. Security Exchange Commission (SEC). The filing can be found on SEC website. It is currently working to be approved by SEC for public trading. With cooperative operation between Party A and B will help promote Party A to be traded in NASDAQ stock market. Party A will then issue Options to party B during 3 phases prior to going public with 3 billion options. Phase 1: 300,000,000 shares, Phase 2: 700,000,000 shares, Phase 3: 2,000,000,000 shares. The options will be granted by Party A to Party B with cooperate seal.

2)
Party B’s option exercisable price: Phase 1: US$2 per share. Phase 2: US$5 per share. Phase 3: US$9 per share. We are aiming to have our shares’ public trading price to be between US$25 and US$35. Public trading price is aiming to rise up to US$80 to US$150 per share after 5 years.

3)
Party A will target to be traded in NASDAQ, which required minimum US$5 per share’s trading price. Initial joint venture involves Party’s B’s investment f US$10 million to establish soft gel production plant, which will have 4 production lines with gross margin of US$500,000 per month. Profit is shared 50% each party. Party B is responsible for investment. First investment will occur 10 days after signing of this contract of US$5 million to be wired to Party A’s Hong Kong or USA bank account. Party A will initiate purchase of production plant and equipment. Upon completion of the production plant, second investment of US$5 million will be wired to Party A’s account within 10 days. The establishment of the production plant from purchase of plant to completion is planned to take one year. Party A will be responsible for establishing the plant, production, skill set, and marketing.

Once the soft gel production has initialized, with annual revenue of more than US$30,000,000, then the qualification of entering NASDAQ will be met. Also see “soft gel production plant investment plan.”

4)	Upon approval to go public, Party A will immediately file for granting 3 billion options. 3X9=27 billion US dollars. This can be useful in promoting the garbage recycle project.

5)	Qualification review and termination

a.
Party B will start service to Party A starting August 16th, 2012 to focus on Party A’s development. Evaluation by the board was based the options’ regulation to confirm that Party B has the qualification.

b.
Issuance of options:
Party A promises to grant 3 billion options to be exercised by Party B within 3 years starting August 6th, 2012. The options issuance will be reported to SEC and made available upon approval. Party B can exercise the options into common stocks on designated dates.

c.
Exercise period:
Options held by Party B can be exercised after 3 years’ from grant date. The warrants cannot be exercise pass three years of the effective date. First period’s options is for 0.3 billion shares, second period-0.7 billion shares, and third period for 20 billion shares. Options no exercised from the previous period can be exercised in the following period.

d.
Limitation of transfer:
Options held by Party B cannot be transferred, sold, exchange, held collateral, levied, or used to repay liabilities. If option holder has engaged in activities described, Party A has the right to terminate the validity of the options and cancel Party B’s future rights to the options.

6)	Disclaimers: Both Party A and B are not responsible for breach of contract upon occurrence of following events

a.
The options agreed upon the signed contract are based on the laws and regulations during signing of the contract. If state laws or policies changes after the signing of the contract hindering Party A from following the terms defined in the contract, Party A will not be held liable.

b.
After signing the contract, if Party B has not exercised the options and the company has been dissolved due to bankruptcy or termination by the government, the contract will no longer need to be carried out.

c.	After signing the contract, if Party B has no exercised the options and Party A loses the right to claim ownership of the stocks, the contract will no longer need to be carried out.

7)
Resolving dispute:
If any disputes incurred, both parties should attempt to find a mutually agreed resolution. If no resolution can be reached, each party can seek for its highest arbitrary agent locally for assistant.

8)	Additions:

a.
The contract is valid upon signing of both parties. Documents provided by either parties should be legal and valid. If any document is not legal and valid, the provider will be held responsible for any legal liability.

b.	Additional agreement can be signed on addendum, which will have same validity.

c.	If the contents of this contract have conflict with Party A’s article of incorporation, the agreed content should be followed.

d.	This contract shall have four originals and each party will have two. All four copies shall be equally valid.

/s/ Dinghua Wang
Party A representative: Dinghua Wang

/s/ Qi Long Chen
Party B representative: Qi Long Chen